Exhibit 99.1

MARKETAXESS APPOINTS JAMES SULLIVAN TO BOARD OF DIRECTORS

New York - Wednesday March 14, 2012 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced that it has appointed James J. Sullivan to its Board of Directors.

Mr. Sullivan is Senior Managing Director and Head of Prudential Fixed Income, a position he has held since 1999. In this role Mr. Sullivan is responsible for all aspects of Prudential Fixed Income’s business, including portfolio management and trading, credit research, and quantitative research and risk management, in addition to finance, marketing, and global business development. Prudential Fixed Income is the primary organization within Prudential Financial responsible for managing public fixed income assets. He is also a member of the Prudential Investment Management Investment Committee, chairman of the Prudential Investment Management Ethics Committee, and chairman of Prudential Trust Company. Mr. Sullivan has been a member of Good Shepherd Services since 1997 and is currently President of the Board.

Rick McVey, MarketAxess Chief Executive Officer and Chairman of the Board, said: “Jim has a distinguished track record as a leader in the fixed income markets and an extensive network of industry contacts. Given his deep understanding of market structure dynamics for investors and dealers, Jim will be able to provide valuable insights into how MarketAxess can continue to deliver critical solutions for its investor and dealer clients as new regulations create significant changes in the industry.”

Mr. Sullivan added: “This is a time of major change in the global financial markets, but also a period of great opportunity. Working together, the industry can develop new and creative solutions promoting liquidity and efficiency in the fixed income markets. MarketAxess is a market leader in electronic fixed income trading, and all trends indicate that electronic trading will grow to be an ever more important part of the business. I’m very pleased to join Rick and the rest of the directors at this exciting time to help shape MarketAxess’ strategy in the years ahead.”

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Over 850 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 87 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Media Contacts

MarketAxess

Florencia Panizza

+1 212 813 6029

fpanizza@marketaxess.com

William McBride & Associates

Judith Flynn

+ 1 917 902 9726

jflynn@wmmcbride.com